Exhibit 10.45

SUBJECT TO THE APPROVAL OF THE COMPENSATION AND BENEFITS COMMITTEE OF THE WESTERN UNION COMPANY BOARD OF DIRECTORS

May 7, 2022

Benjamin Adams

[REDACTED]

Dear Ben:

On behalf of Devin McGranahan, it is my pleasure to extend this offer of employment (“Offer”) with Western Union, LLC (the "Company"), an affiliate of The Western Union Company ("Western Union"). We are looking forward to you joining us as Chief Legal Officer, reporting directly to the Chief Executive Officer of Western Union. The work location of this position is Denver, Colorado (“Work Location”). If you choose to accept this Offer, your start date will be on June 1, 2022 (“Start Date”).

Exempt Salary

Your gross annualized starting salary will be $450,000, payable in accordance with the Company's regular payroll practices.

Short -Term Incentives

You will be eligible to participate in Western Union's 2022 Senior Executive Performance Incentive Plan (such plan and any successor or replacement plan, the "SEPIP"), with a target short-term incentive award opportunity equal to 90% of your annualized base salary. Your SEPIP award, if any, will be based on Western Union's achievement of pre-established performance measures, your individual performance, and will be subject to the terms and conditions of the SEPIP and the applicable award agreements. All awards under the SEPIP require approval from the Compensation and Benefits Committee of Western Union’s Board of Directors (“Compensation Committee”) and the acceptance by you of the terms and conditions of each award.

Long-Term Incentives

Beginning with the February 2023 annual equity grant, you will be eligible for annual awards under Western Union’s 2015 Long-Term Incentive Plan (such Plan and any successor or replacement plan, the “LTIP”) in such form(s) as are approved by the Compensation Committee (most recently, annual equity grants to senior executives consisted of time-vested restricted stock units and performance-based restricted stock units), with an aggregate target grant date fair value of $1,060,000 (as calculated by the Company).

All awards under the LTIP require approval from the Compensation Committee and the acceptance by you of the terms and conditions of each award. All your rights and obligations with respect to any LTIP awards granted to you are subject to the terms and conditions of the LTIP as well as the terms and conditions of the applicable award agreements. In addition, LTIP awards require the acceptance by you of an agreement containing certain restrictive covenants, such as non-solicitation, non-competition and non-disclosure commitments.

Sign-On Equity Award

Subject to the approval of the Compensation Committee, effective as of the Start Date, you will receive a one-time sign-on equity award of service-vesting restricted stock units with a grant date fair value of $1,500,000 (as calculated by the Company consistent with past practice), with any fractional share rounded up to the nearest whole share, to vest in three substantially equal installments on the first three anniversaries of the grant date, (subject to your continued employment with the Company on the applicable vesting date) and subject to the terms of the LTIP and the standard form of award agreement and the acceptance by you of an agreement containing certain restrictive covenants, such as non-solicitation, non-competition and non-disclosure commitments.

Benefits

You will be eligible to participate in the Company's health, welfare and financial security benefit programs on the same terms as similarly situated employees of the Company at the location where you will be employed. Health and welfare benefit eligibility begins on the first day of the month following or coinciding with your Start Date. Additional information regarding benefits and enrollment information will be reviewed with you on or shortly after your Start Date. Please note that there may be a deadline following your Start Date in which to enroll in certain benefit programs. Please also understand that Western Union reserves the right to amend or terminate any or all of its employee benefit plans and corporate policies at any time, in its sole discretion.

Supplemental Incentive Savings Plan (Deferred Compensation)

You will be eligible to participate in Western Union’s Supplemental Incentive Savings Plan, a nonqualified deferred compensation plan. Plan information and enrollment materials will be provided separately. Eligibility for this program is subject to approval by Western Union's Employee Benefits Committee (or its delegate).

Flexible Time Off

You are eligible for Flexible Time Off pursuant to the Company’s Flexible Time Off Policy. Please understand that the Company reserves the right to amend or terminate its Flexible Time Off Policy or any other time-off or leave policy at any time, in its sole discretion, subject to applicable law.

Relocation

If you accept this Offer, you agree to work at the Work Location during the Company’s regular business hours (except for required travel or remote work in accordance with Company practice), effective on your Start Date. During your continued employment with the Company between June 1, 2022 and May 31, 2024, the Company will provide you with corporate housing and all travel will follow the Western Union Travel and Entertainment Policy.

You will be eligible for relocation assistance in accordance with the attached US Relocation Policy–Executive, subject to your continued employment with the Company and execution of a Relocation Repayment Agreement in advance. All benefits related to your housing and relocation will be grossed up per the relocation policy. Your final relocation to the Denver, Colorado area must be completed by December 31, 2024. The Company has partnered with American International Relocation Solutions (AIReS) to facilitate your relocation to your new Work Location. Upon receipt of your signed Offer letter, a member of the Western Union Global Mobility team will contact you to review your relocation benefits as well as to provide you with an overview of the process. Please note that if you resign from, or are terminated for cause by the Company within a period of 24 months after the completion of your relocation as determined by the Company in its sole discretion, you will be required to reimburse, at a prorated amount, to the Company any expenses incurred by the Company as a result of your relocation, which may be deducted from your pay, subject to applicable law. This prorated amount will be based on the portion of the 12-month period you have been employed by the Company since the date of the completion of your relocation as determined by the Company in its sole discretion. Any modification to any relocation benefits provided by the Company, including but not limited to the date by which you must relocate, requires prior written approval by the Chief Human Resources Officer, provided that any increase to the relocation benefits must be approved by the Compensation Committee.

Severance

As an “Eligible Executive” as defined under The Western Union Company Severance/Change in Control Policy (the “Executive Severance Policy”), you are eligible for coverage under the Executive Severance Policy, subject to its terms and conditions as the same may be amended by Western Union from time to time in its sole discretion.

Immigration Reform and Control Act

In compliance with the Immigration Reform and Control Act of 1986, on your first day of work we ask that you bring documents that will establish your identity and your eligibility to work in the United States. Some examples include your driver's license and social security card, your birth certificate, or a current passport. For a comprehensive list of acceptable documents, please visit the following link: http://www.uscis.gov/files/form/i-9.pdf.

Company Policies

You will be subject to all Western Union policies applicable to the Company’s employees, including but not limited to the Western Union Code of Conduct and Western Union’s Anti-Money Laundering Policy. The Company reserves the right to amend or terminate any or all of its policies referenced herein, including but not limited to its employee benefit plans and corporate policies, time off and leave policies, and relocation policies, subject to applicable law.

Other Agreements

As noted above, as a condition of your employment with the Company and your receipt of certain types of compensation from the Company, you will be required to sign agreement(s) containing certain restrictive covenants, which may include non-solicitation, non-competition, and confidentiality/non-disclosure provisions. You will also be subject to the terms of the clawback policies adopted by Western Union’s Board of Directors, as may be amended from time to time.

Drug Screen

As one of the requirements for employment, you will be required to complete a drug screen within two business days of an e-mail communication, which will provide drug test locations. If you fail to complete your drug screen within the given timeframe, this Offer may be rescinded.

Background Checks

This Offer is also, of course, contingent upon Western Union receiving favorable results acceptable to the Company in its sole discretion from your references and background investigation, which you agree to authorize by your acceptance of this Offer, satisfactory completion by you of all required security clearance and training applicable to your position (which may require fingerprinting, handwriting samples, and other items), drug screening, and timely provision by you of documentation which verifies your eligibility to work in the United States.

No Conflict

You represent and warrant that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from carrying out your responsibilities for Western Union or the Company or which is in any way inconsistent with the terms of this Offer. You further represent and warrant that you shall not disclose to Western Union, the Company or any of its affiliates or induce Western Union, the Company or any of its affiliates to use any confidential or proprietary information or material belonging to any previous employer or others.

At Will Employment

Please understand that this Offer does not constitute an express or implied contract or a guarantee of continued employment for any period of time. As is the case throughout Western Union and its U.S. subsidiaries and affiliate companies, employment is "at will." This means that you are free to end your employment with the Company at any time, with or without cause, and with or without advance notice. It also means that the Company is free to terminate your employment at any time, with or without cause, and with or without advance notice, and that the Company may modify any aspect, term or condition of your employment (i.e., job duties, title, compensation, hours, benefits, job location, policies and practices, except for the “at will” nature of the employment relationship) at any time, without advance notice.

Entire Agreement

This Offer sets forth the entire offer of employment between you and the Company regarding the terms of your employment and it supersedes any prior discussions, commitments or understandings. It is also our mutual understanding that you have not relied on any representations other than those contained in this Offer in making your decision to work for the Company.

Modification

You agree that no waiver, amendment or modification of any of the terms of this Offer shall be effective unless in writing and signed by both you and the Company. No waiver of any term, condition or default of any term of this Offer shall be construed as a waiver of any other term, condition or default.

Confidentiality

Subject to applicable law, you agree to maintain the terms, conditions and existence of this Offer in the strictest confidence and agree not to disclose any of the terms of this Offer to anyone other than your family members unless and to the extent such disclosure is required by law or to secure advice from a legal or tax advisor.

Acceptance

Ben, I hope you will accept this Offer. Feel free to call me at my office at [REDACTED] or on my cell phone at [REDACTED] if you have any questions or need additional clarification of this Offer. Please note that the terms of this Offer are subject to the approval of the Compensation Committee. Please indicate your decision and confirm your acceptance of the terms described in this Offer by signing, dating, and returning to me a signed copy of this Offer within three (3) days of receipt. You may send the signed copy of this Offer to me by email at [REDACTED].

Sincerely,

/s/ Richard L. Williams

Richard L. Williams

Chief People Officer

The Western Union Company

I accept your Offer of employment as described in this letter.

___/s/ Benjamin Adams__________________________________________ Date: __May 8, 2022___________

Benjamin Adams